CONTACT:	Daniel T. Hendrix
President and Chief Executive Officer
Patrick C. Lynch
Senior Vice President and Chief Financial Officer
(770) 437-6800

FD
Eric Boyriven, Jessica Greenberger
(212) 850-5600

FOR IMMEDIATE RELEASE

INTERFACE REPORTS THIRD QUARTER 2010 RESULTS

-- Sales and Orders Increase 16% and 20%, respectively --
-- Operating Income Increases to $28.0 million --
-- $0.19 Earnings Per Share --

ATLANTA, Georgia, October 27, 2010 – Interface, Inc. (Nasdaq: IFSIA), a worldwide floorcoverings company and global leader in sustainability, today announced results for the third quarter ended October 3, 2010.

Sales for the third quarter of 2010 were $252.7 million, compared with sales of $218.4 million in the third quarter of 2009, an increase of 15.7%.  Third quarter operating income improved 48.2% to $28.0 million, or 11.1% of sales, compared with operating income of $18.9 million, or 8.7% of sales, in the prior year period.  Net income attributable to Interface, Inc. was $12.1 million, or $0.19 per diluted share, in the third quarter of 2010, compared with $5.5 million, or $0.09 per diluted share, in the third quarter of 2009.

“We turned in another strong performance as positive momentum continued in our business in the third quarter,” said Daniel T. Hendrix, President and Chief Executive Officer.  “We once again achieved significant year-over-year increases in overall sales, margins and earnings, as we gained additional market share and benefited from the ongoing secular shift toward carpet tile.  Our sales continued to be driven by recovering demand from the corporate office market globally, as well as strong results in the hospitality, education and government sectors.  Geographically, the sales environment in the emerging markets, particularly in China and India, was increasingly robust while performance in the Asia-Pacific region also remained strong overall.  Demand in North America continued to improve as our U.S. modular sales reached an all-time record level.  In Europe, our cost control initiatives, combined with improving demand in the office market, led to increased sales and market share gains as well as a significant improvement in profitability.  In addition, Bentley Prince Street experienced sales increases in carpet tile which, along with the impact of cost reduction initiatives, resulted in this business turning a profit for the quarter.”

Patrick C. Lynch, Senior Vice President and Chief Financial Officer, commented, “The third quarter was another strong quarter from a financial perspective.  The recovery in demand coupled with cost control initiatives drove the increases in revenues and profitability.  With the prudent actions that we took as the downturn hit, we believe that we are now in a strong financial position to execute against our strategic plans and selectively reinvest in the opportunities we see in the marketplace.  We are optimistic about the impact that our recent capital allocation decisions will have on our business – in particular, our new carpet tile plant in China that is coming on line in the fourth quarter, and a planned roll-out of additional FLOR stores over the next year.  We generated strong cash flow during the quarter and remain focused on managing our debt level and continuing to improve our profitability by leveraging our leaner cost structure on increased sales.”

For the first nine months of 2010, sales were $696.5 million, compared with $629.0 million for the same period a year ago, an increase of 10.7%.  Operating income for the 2010 nine-month period (excluding a previously announced $3.1 million restructuring charge in the first quarter of 2010) was $66.4 million, or 9.5% of sales.  These figures compare with operating income for the 2009 nine-month period of $44.6 million, or 7.1% of sales (excluding the previously announced income of $5.9 million from patent litigation settlements and restructuring charges of $7.6 million).  Including all items in both periods, operating income for the 2010 nine-month period was $63.3 million, or 9.1% of sales, compared with operating income for the 2009 nine-month period of $42.9 million, or 6.8% of sales.  Net income attributable to Interface, Inc. in the first nine months of 2010 was $21.6 million, or $0.34 per diluted share, compared with net income attributable to Interface, Inc. in the year-ago period of $5.0 million, or $0.08 per diluted share.  Included in the Company’s results were bond retirement expenses of $1.1 million and $6.1 million in the first nine months of 2010 and 2009, respectively, associated with the Company’s previously-announced repurchases of its publicly-traded bonds.

Mr. Hendrix concluded, “We are very pleased with the momentum we’re seeing in our business.  Orders grew 20% in the third quarter to our highest level in eight quarters, and our backlog has increased nearly $38 million since the beginning of 2010.  As a result, we feel well-positioned as we approach the end of the year.  The trends in the marketplace, such as the release of pent-up demand from the global office market, the vibrant emerging markets, and the ongoing secular shift toward carpet tile all play into our core competencies, and create the potential for additional market share gains and growth.  However, while we are encouraged by our recent performance, we also recognize that we continue to operate in an uncertain economic environment.  Accordingly, we remain focused on a balanced approach, managing the business to adapt to changes while also aggressively driving the secular shift toward carpet tile and expanding our leadership position in the marketplace.”

INTERFACE REPORTS THIRD QUARTER 2010 RESULTS

The Company will host a conference call this afternoon, October 27, 2010, at 5:00 p.m. Eastern Time, to discuss its third quarter 2010 results.  The conference call will be simultaneously broadcast live over the Internet.  Listeners may access the conference call live over the Internet at:  http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=112931&eventID=3417486 or through the Company’s website at: http://www.interfaceglobal.com/ Investor-Relations.aspx.  The archived version of the webcast will be available at these sites for one year beginning approximately one hour after the call ends.

Interface, Inc. is the world’s largest manufacturer of modular carpet, which it markets under the InterfaceFLOR, FLOR, Heuga and Bentley Prince Street brands, and, through its Bentley Prince Street brand, enjoys a leading position in the designer quality segment of the broadloom carpet market.  The Company is committed to the goal of sustainability and doing business in ways that minimize the impact on the environment while enhancing shareholder value.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the other matters set forth in this news release are forward-looking statements.  The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including risks and uncertainties associated with economic conditions in the commercial interiors industry as well as the risks and uncertainties discussed under the heading “Risk Factors” included in Item 1A of the Company's Annual Report on Form 10-K for the fiscal year ended January 3, 2010, which discussion is incorporated herein by this reference, including, but not limited to, the discussion of specific risks and uncertainties under the headings “Sales of our principal products have been and may continue to be affected by adverse economic cycles in the renovation and construction of commercial and institutional buildings,” “The ongoing worldwide financial and credit crisis could have a material adverse effect on our business, financial condition and results of operations,” “We compete with a large number of manufacturers in the highly competitive commercial floorcovering products market, and some of these competitors have greater financial resources than we do,” “Our success depends significantly upon the efforts, abilities and continued service of our senior management executives and our principal design consultant, and our loss of any of them could affect us adversely,” “Our substantial international operations are subject to various political, economic and other uncertainties that could adversely affect our business results, including by restrictive taxation or other government regulation and by foreign currency fluctuations,” “Large increases in the cost of petroleum-based raw materials could adversely affect us if we are unable to pass these cost increases through to our customers,” “Unanticipated termination or interruption of any of our arrangements with our primary third party suppliers of synthetic fiber could have a material adverse effect on us,” “We have a significant amount of indebtedness, which could have important negative consequences to us,” “The market price of our common stock has been volatile and the value of your investment may decline,” “Our earnings in a future period could be adversely affected by non-cash adjustments to goodwill, if a future test of goodwill assets indicates a material impairment of those assets,” “Our Chairman currently has sufficient voting power to elect a majority of our Board of Directors,” and “Our Rights Agreement could discourage tender offers or other transactions for our stock that could result in shareholders receiving a premium over the market price for our stock.”  Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made.  The Company assumes no responsibility to update or revise forward-looking statements made in this press release and cautions readers not to place undue reliance on any such forward-looking statements.

- TABLES FOLLOW -

INTERFACE REPORTS THIRD QUARTER 2010 RESULTS

Consolidated Condensed Statements of Operations	Three Months Ended		Nine Months Ended
(In thousands, except per share data)	10/03/10	10/04/09	10/03/10	10/04/09

Net Sales	$252,724	$218,364	$696,502	$628,969
Cost of Sales	163,244	145,952	453,514	424,282
Gross Profit	89,480	72,412	242,988	204,687
Selling, General & Administrative Expenses	61,441	53,487	176,597	160,122
Income from Litigation Settlements	--	--	--	(5,926)
Restructuring Charge	--	--	3,131	7,627
Operating Income	28,039	18,925	63,260	42,864
Interest Expense	8,409	9,537	25,346	24,936
Bond Retirement Expenses	--	--	1,085	6,096
Other Expense (Income), Net	463	156	1,008	56
Income Before Taxes	19,167	9,232	35,821	11,776
Income Tax Expense	6,825	3,542	13,365	5,661
Income from Continuing Operations	12,342	5,690	22,456	6,115
Discontinued Operations, Net of Tax	--	--	--	(650)
Net Income	12,342	5,690	22,456	5,465
Net Income Attributable to Noncontrolling Interest in Subsidiary	(264)	(233)	(876)	(495)
Net Income Attributable to Interface, Inc.	$12,078	$5,457	$21,580	$4,970

Earnings Per Share Attributable to Interface, Inc. – Basic
Continuing Operations	$0.19	$0.09	$0.34	$0.09
Discontinued Operations	--	--	--	(0.01)
Earnings Per Share Attributable to Interface, Inc.– Basic	$0.19	$0.09	$0.34	$0.08

Earnings Per Share Attributable to Interface, Inc. – Diluted
Continuing Operations	$0.19	$0.09	$0.34	$0.09
Discontinued Operations	--	--	--	(0.01)
Earnings Per Share Attributable to Interface, Inc. – Diluted	$0.19	$0.09	$0.34	$0.08

Common Shares Outstanding – Basic	64,025	63,190	63,623	63,197
Common Shares Outstanding – Diluted	64,578	63,487	64,106	63,258

Orders from Continuing Operations	266,100	222,400	751,400	658,900
Continuing Operations Backlog (as of 10/03/10 and 10/04/09, respectively)			146,000	116,100

INTERFACE REPORTS THIRD QUARTER 2010 RESULTS

Consolidated Condensed Balance Sheets
(In thousands)	10/03/10	01/03/10
Assets
Cash	$80,854	$115,363
Accounts Receivable	140,759	129,833
Inventory	133,774	112,249
Other Current Assets	33,902	29,028
Assets of Businesses Held for Sale	1,500	1,500
Total Current Assets	390,789	387,973
Property, Plant & Equipment	166,093	162,269
Other Assets	174,047	176,997
Total Assets	$730,929	$727,239

Liabilities
Accounts Payable	$48,962	$35,614
Accrued Liabilities	111,249	101,143
Current Portion of Long-Term Debt	--	14,586
Total Current Liabilities	160,211	151,343
Senior Secured and Senior Subordinated Notes	256,127	280,184
Other Long-Term Liabilities	48,181	49,531
Total Liabilities	464,519	481,058
Shareholders’ Equity	266,410	246,181
Total Liabilities and Shareholders’ Equity	$730,929	$727,239

Consolidated Condensed Statements of Cash Flows	Three Months Ended				Nine Months Ended
(In millions)	10/03/10		10/04/09		10/03/10		10/04/09

Net Income		$12.3		$5.7		$22.5		$5.5
Adjustments for Discontinued Operations		--		--		--		0.7
Net Income from Continuing Operations		$12.3		$5.7		$22.5		$6.2
Depreciation and Amortization		6.4		6.9		19.3		18.9
Deferred Income Taxes and Other Non-Cash Items		0.8		0.0		0.6		1.4
Change in Working Capital
Accounts Receivable	(3.0)		(0.4)		(10.1)		27.5
Inventories	(6.5)		4.6		(20.5)		13.5
Prepaids and Other Current Assets	0.0		(5.0)		(7.4)		(1.1)
Accounts Payable and Accrued Expenses	8.9		6.3		27.2		(20.4)
Cash Provided from Operating Activities		18.9		18.1		31.6		46.0
Cash Used in Investing Activities		(8.4)		(2.7)		(20.3)		(8.5)
Cash Used in Financing Activities		(7.9)		(0.5)		(47.9)		(5.4)
Effect of Exchange Rate Changes on Cash		5.0		1.2		2.1		2.2
Net Increase (Decrease) in Cash		$7.6		$16.1		$(34.5)		$34.3

INTERFACE REPORTS THIRD QUARTER 2010 RESULTS

Consolidated Condensed Segment Reporting
(In millions)
	Three Months Ended			Nine Months Ended
	10/03/10	10/04/09	% Change	10/03/10	10/04/09	% Change
Net Sales
Modular Carpet	$226.5	$194.1	16.7%	$623.2	$557.1	11.9%
Bentley Prince Street	26.2	24.3	7.8%	73.3	71.9	1.9%
Total	$252.7	$218.4	15.7%	$696.5	$629.0	10.7%

Operating Income (Loss)
Modular Carpet	$29.5	$20.3	45.3%	$72.0	$44.5	61.8%
Bentley Prince Street	0.0	(1.0)	100.0%	(2.5)	(6.0)	58.3%
Corporate Expenses, Income and Eliminations	(1.5)	(0.4)	(275.0%)	(6.2)	4.4	(240.9%)
Total	$28.0	$18.9	48.1%	$63.3	$42.9	47.6%

Reconciliation of Non-GAAP Performance Measures to
GAAP Performance Measures
(In millions)

	Nine Months Ended	Nine Months Ended
	10/03/10	10/04/09
Operating Income, Excluding Restructuring Charge and Income from Litigation Settlements	$66.4	$44.6
Restructuring Charge	(3.1)	(7.6)
Income from Litigation Settlements	--	5.9
Operating Income, As Reported	$63.3	$42.9

The Company believes that the above non-GAAP performance measures, which management uses in managing and evaluating the Company’s business, may provide users of the Company’s financial information with additional meaningful bases for comparing the Company’s current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period.  However, these non-GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company’s reported results under accounting principles generally accepted in the United States.  Tax effects identified above (when applicable) are calculated using the statutory tax rate for the jurisdictions in which the charge or income occurred.

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